Exhibit 99.1
NGP Capital Resources Company Announces
Declaration of Quarterly Dividend and Extension of Credit Facility

Houston, Texas, December 16, 2011 (GLOBE NEWSWIRE) -- NGP Capital Resources Company (NASDAQ: NGPC) (the “Company”) today announced that its Board of Directors has declared a quarterly dividend to stockholders in the amount of $0.18 per common share.  The expected dividend payment date is January 6, 2012 to stockholders of record on December 31, 2011.  It is expected that the dividend will be paid out of ordinary income for tax purposes.  The tax characteristics of all dividends will be reported to each stockholder on Form 1099 after the end of the year.

The Company also announced that it has entered into an Amended and Restated Revolving Credit Agreement (the “Investment Facility”), increasing the size of the Investment Facility from $67.5 million to $72.0 million, and extending its maturity by two years to August 31, 2014.  The Investment Facility bears interest, at the Company’s option, at either (i) LIBOR plus 325 to 475 basis points, or (ii) the base rate plus 225 to 375 basis points, both based on the amount of borrowings outstanding under the Investment Facility.  This pricing grid represents a 100 basis point improvement from the Company’s previous credit facility.

Steve Gardner, President and CEO stated, “We are pleased to enter into this amended Investment Facility, extending its maturity out to August 2014, with an increase in size and a lower pricing grid.  The Investment Facility also has an accordion feature, allowing us to increase its size to $110 million with increased commitments from existing or new lenders.  We currently have no debt outstanding and approximately $65 million in cash on hand, providing us with sufficient capital available to meet our investment growth plans in the near term.”

About NGP Capital Resources Company
NGP Capital Resources Company is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940.  We principally invest in energy-related private companies and from time to time, we may also invest in public companies.  We invest primarily in senior secured and mezzanine loans according to our business plan and in some instances receive equity interests in portfolio companies in connection with such investments.  Our manager is NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management, L.L.C., an Irving, Texas-based leading investment firm with over $9.5 billion of cumulative capital under management since inception, serving all sectors of the energy industry.

Forward-Looking Statements
This press release may contain forward-looking statements.  We may use words such as “anticipates,” “believes,” “intends,” “plans,” “expects,” “projects,” “estimates,” “will,” “should,” “may” and similar expressions to identify forward-looking statements.  These forward-looking statements are subject to various risks and uncertainties.  Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the  future operating results of our portfolio companies, regulatory factors, changes in regional, national, or international  economic conditions and their  impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the “SEC”).

You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made.  We undertake no obligation to update our forward-looking statements made herein, unless required by law.

Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the Company carefully before investing.  Such information and other information about us is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities.  Such materials are filed with the SEC and copies are available on the SEC’s website, www.sec.gov, and in the Investor Relations section of our website at www.ngpcrc.com.  Prospective investors should read such materials carefully before investing.

INVESTMENT CONTACT:
Please send investment proposals to:
NGP Capital Resources Company 713-752-0062
Kelly Plato (kplato@ngpcrc.com),
Hans Hubbard (hhubbard@ngpcrc.com), or
Chris Ryals (cryals@ngpcrc.com).

INVESTOR RELATIONS CONTACT:
L. Scott Biar (investor_relations@ngpcrc.com), 713-752-0062.